EXHIBIT 10.43

                               HS RESOURCES, INC.
                        Key Employee Severance Agreement

     THIS KEY EMPLOYEE SEVERANCE AGREEMENT (the "Agreement") is entered into as of March 12, 2001, by and between _________________ ("Employee") and HS Resources, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. Employee is a key employee of Company.

     B. As an inducement for the Employee to continue in the employ of the Company, the Employee and the Company wish to provide for a severance payment to the Employee in the event of termination of the Employee's employment with the Company following a change in control of the Company. The Employee and the Company expressly acknowledge that this consideration is adequate to support the contractual obligations provided for hereunder.

     THE PARTIES HERETO AGREE AS FOLLOWS:

1. TERM. This Agreement shall continue until terminated by mutual agreement of the parties.

2.   DEFINITIONS.

     a. TERMINATION FOR CAUSE. For purposes of this Agreement, "Cause" shall include, but not be limited to, the following:

          i. Willful dishonesty towards the Company, fraud upon the Company or deliberate injury or intended injury to the Company;

          ii.  Conviction of a felony; or

          iii. Continued abuse of alcohol or drugs on the job or otherwise materially affecting job performance.

     b.   "GOOD REASON." "Good Reason" shall mean:

          i. The assignment to Employee of any duties inconsistent with, or a significant adverse change in, Employee's position, duties, responsibilities or status with the Company as they existed immediately prior to a Change in Control (as defined below); or removal of Employee from or failure to re-elect Employee to any of such positions, except in connection with the



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               termination of employment for Cause or Disability, in each case as defined herein; or

          ii. A reduction by the Company in the Employee's base salary or target bonus in effect immediately prior to the Change in Control; or

          iii. The Company's requiring Employee to relocate to a city other than the city of Employee's residence immediately prior to the Change in Control; or

          iv. The failure by the Company to continue in effect any material benefit available to employees of the Company generally, or to key employees of the Company including, but not limited to any retirement, pension or incentive plan, life, accident, disability or health insurance plans, stock or cash bonus plans or savings and profit sharing plans, in which the Employee is participating at the time of a Change in Control of the Company (or plans providing Employee with substantially similar benefits); any action by the Company which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any of such plans or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change in Control; or the failure by the Company to make available to the Employee the number of paid vacation days to which the Employee had been entitled in accordance with the Company's normal vacation policy.

     c. "CHANGE IN CONTROL." For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have taken place if:

          i. any person or group (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities, excluding (A) any person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below; (B) Nicholas J. Sutton and/or P. Michael Highum and their



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               affiliates; or (C) a trustee or fiduciary holding securities under an employee benefit plan of the Company; or

          ii. the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          iii. there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 67% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than the person or persons specified in clauses (A) through (C) of subparagraph (i) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities; or

          iv. the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the



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               sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 67% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

          Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

     d. "DISABILITY." Disability" shall mean a physical or mental condition (other than that caused by or related to alcohol or drug abuse), verified by a physician designated by the Company, which prevents the Employee from carrying out one or more of the material aspects of Employee's assigned duties for at least ninety (90) consecutive days.

3.   PAYMENTS UPON CHANGE IN CONTROL.

     a. Termination Following Change in Control. In the event of termination of the Employee's employment within two years after the effective date of a Change in Control of the Company, either by the Employee for Good Reason or by the Company other than for Disability, retirement at age 65, or Cause, the Company shall pay the Employee as follows:

          i. The Employee's base salary through the date of termination at the rate then in effect at the time the notice of termination is given; and

          ii. The prorated portion of the bonus the Employee would have received for that year had his employment not terminated; and

          iii. A lump sum payment in consideration for Employee's obligations under Sections 5 and 6 equal to the sum of:



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               (A)  the product of [2.99] [2.0] times the average of the
                    Employee's annual base salary in effect during the three annual periods immediately preceding the date of termination; plus

               (B) the product of [2.99] [2.0] times the Employee's highest annual bonus amount (other than any bonus or payment designated as a special commendation bonus or the like) from the three years immediately preceding the date of termination, if any, previously paid to the Employee. In the event the date of termination occurs in the course of a bonus period, the fractional time period shall not be considered in determining the additional payments to be made under this paragraph.

          iv. Unless the parties shall otherwise agree, all amounts payable under this paragraph 3. shall be paid within ten (10) calendar days after termination. Any amounts not timely paid shall bear interest at a rate of eighteen percent (18%) per annum compounded daily.

          v. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect hereto, the Company shall, if requested by the Employee, pay for one year of health insurance premiums (and, if applicable, administrative fees) under COBRA.

4. EXCISE TAX PAYMENT. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the U.S. Tax Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes imposed upon the Gross-Up Payment (including any state and federal income taxes and Excise



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     Taxes, and interest and penalties imposed with respect to such taxes), the
     Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5. COOPERATION OF EMPLOYEE. If the Employee receives a Gross-Up Payment pursuant to Section 4 the Employee shall take any position requested by the Company on the Employee's federal income tax return with respect to the treatment of the Payment from the Company, Gross-up Payment, the payment of any Indemnified Amount, and the receipt of any refund or interest paid by the government to the Employee as a result of a Contest (such position, a "Requested Position"), provided (i) the Company shall, at the request of the Employee, provide the Employee with an opinion from a nationally recognized accounting firm that there is "substantial authority" for the Requested Position within the meaning of IRC Section 6662 and (ii) the general long term or senior unsecured corporate credit rating of the Company or its successor is at least BB as rated by Standard & Poor's and Ba2 as rated by Moody's Investor Services (the "Credit Requirement") at the time the Employee would be required to take a Requested Position or the Company places in an escrow account on terms reasonably acceptable to the Employee (the "Escrow Requirement") a sufficient amount of cash to insure payment to the Employee of the Indemnified Amount that could become due to the Employee pursuant to the following provisions. The Company shall indemnify the Employee for any tax, penalty and interest incurred by the employee as a result of taking the Requested Position. The amount for which the Employee is indemnified under the preceding sentence (the "Indemnified Amount") shall be computed on an after-tax basis, taking into account any income or other taxes. The Employee shall keep the Company informed of all developments in any audit with respect to a Requested Position. Upon payment of the Indemnified Amount, or (if the Indemnified Amount is not yet payable) upon the Company's written affirmation, in form and substance reasonably satisfactory to the Employee, of the Company's obligation to indemnify the Employee with respect to the Requested Position, and provided the Credit Requirement or the Escrow Requirement is satisfied at such time, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of a Requested Position (a "Contest"), and the Employee agrees to



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     cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of the Company. The Indemnified Amount shall be payable whenever an amount is payable to the Internal Revenue Service as a result of the disallowance of a Requested Position. Following payment by the Company of the Indemnified Amount, if the Requested Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Indemnified Amount. If a Requested Position is sustained in whole or in part in a final resolution of a Contest, and if the Indemnified Amount therefore exceeds the amount of taxes, penalties and interest payable by the Employee as a result of the Requested Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Indemnified Amount shall be treated as a loan by the Company to Protected Officer, which loan Protected Officer must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2). If the Company's rights under this Section 5 are supported by the Credit Requirement and at any time thereafter and prior to the satisfaction of all of the Company's obligations to the Employee under this Section 5 the Credit Requirement should not be satisfied, the Company shall immediately then satisfy the Escrow Requirement.

6.   PROTECTION FOR COMPANY.

     a. CONFIDENTIALITY. The Employee shall not, during his employment by the Company or at any time thereafter, directly or indirectly use, divulge, furnish or make accessible to anyone other than the Company, its directors or Employees (otherwise than in the regular course of the business of the Company), any knowledge or information regarding any confidential or secret activities, projects, plans, reports, customer names, financial information or documentary material relating to the business or activities of the Company or any of its subsidiaries. The Employee, upon leaving the employ of the Company, shall not take with him or retain any books, records, data, reports, letters, memoranda, notes or other writings or documents whatsoever, or copies thereof, which reflect or deal with



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     any secret, proprietary or confidential information, report or material relating to the business or activities of the Company or any of its subsidiaries.

     b. POST-EMPLOYMENT NON-COMPETE. In the event the Employee's employment is terminated for any reason following a Change of Control, the Employee shall not, for a period of two years (the "Non-Compete Period") following such termination (i) personally or through any person, firm or corporation (including any new business started by Employee alone or with others) as an employee, consultant or otherwise compete with the Company or any of its Affiliates in its Major Business Activities or offer or provide any service or information to any person, firm or corporation that would assist such person firm or corporation in competing with the Company in its Major Business Activities; (ii) contact or solicit (directly or indirectly) any past or current customer or joint venturer of the Company or any of its affiliates for the purpose of diverting any existing or future Major Business Activities of such customers to a competing source; (iii) contact or solicit any employees of the Company or any of its affiliates, for the purpose of causing, inviting or encouraging any such employee to alter or terminate his, her or its employment relationship with the Company or its affiliates; or (iv) willfully make any public statement or perform or do any other act that disparages or is prejudicial or injurious to the reputation or goodwill, or otherwise interfere with the business of the Company, or any of its affiliates. For purposes of this Agreement "Major Business Activities" means oil and gas production and exploration activities in the Wattenberg Field of the Denver-Julesburg Basin in the State of Colorado.

7. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs.

8.   MISCELLANEOUS.

     a. COMPLETE AGREEMENT. This supersedes all other agreements between the parties to the extent and only to the extent of provisions in any other agreement that are less favorable to the Employee than the provisions contained in this Agreement.



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     b.   MODIFICATION, AMENDMENT, WAIVER. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

     c. GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with the laws of the state where Employee resides at the time of termination. For the purposes of any legal action, the Employee and the Company hereby submits to the jurisdiction of and proper venue in (i) the state court of general jurisdiction located in the county where the Company maintains its primary office in the state in which the Employee resides at the time of termination; or (ii) the United States District Court in the District where the Company maintains its primary office in the state in which the Employee resides at the time of termination.

     d. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     e. ATTORNEYS' FEES. In the event the Employee undertakes litigation to enforce this Agreement and prevails upon any material issue, the Employee shall be entitled to reimbursement of its reasonable attorneys' fees and costs of suit in addition to such other relief as may be granted.

     f. NOTICES. All notices and other communications under this Agreement (including notice of a change of address for purposes of this Agreement) shall be in writing and shall be given in person or by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or upon receipt to the persons named below:




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               If to the Company:

               HS Resources, Inc.
               One Maritime Plaza, 15th Floor
               San Francisco, CA 94111
               Attention: Chief Executive Officer

               with a copy to:

               HS Resources, Inc.
               1999 Broadway, Suite 3600
               Denver, CO  80202
               Attention:  General Counsel

               If to the Employee:

               -----------------------------
               -----------------------------
               -----------------------------

     g. ACKNOWLEDGMENT. The Employee acknowledges that he is voluntarily executing this Agreement after having had full opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation of any person acting on behalf of the Company including the officers, agents and attorneys for the Company.

9. NO TERMINATION BY MERGER, TRANSFER OF ASSETS OR DISSOLUTION. This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company or the transfer of all or substantially all the assets of the Company or the merger of the Company with or into another entity. The Company shall not enter into any such transaction without the other party to the transaction expressly agreeing in writing to assume all of the duties and obligations of Company hereunder.

10. REMEDIES. The parties acknowledge that the other party would be greatly injured by, and have no adequate remedy at law for, breach of duties under Sections 5, 6, 9 and 10 of this Agreement. The parties therefore consent that if such breach occurs or is threatened, the non-breaching party may, as appropriate and in addition to all other then available remedies, enjoin the breaching party (or the party threatening to breach) from such breach or threatened breach or may obtain other equitable relief requiring the other party to perform its obligations hereunder.



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11.  AMENDMENTS VOID UPON CERTAIN EVENTS. The parties acknowledge that (i) this agreement supersedes and replaces the prior Severance Agreement between them and (ii) certain changes in their relationship, if made in contemplation of a merger transaction, may prevent the Company from completing such transaction utilizing the pooling method of accounting (a "Pooling Transaction"). The parties declare and represent to each other that neither is aware of any offer or contemplated merger transaction. Nevertheless, in order that the Company be afforded the greatest amount of protection from the loss of an opportunity to undertake a Pooling Transaction, the parties agree that the provisions of this Agreement, to the extent they modify the prior Severance Agreement and would prevent a Pooling Transaction because deemed in the opinion of the Company's independent accountants to be in contemplation of such a Pooling Transaction, shall be void. If the provisions of the foregoing sentence become effective, the Company shall use its best efforts to preserve for the Employee the intended benefits of this Agreement, and shall make any payments, take any positions or otherwise act or refrain from acting or shall restructure the provisions of this Agreement as requested by the Employee so as to preserve to the maximum extent possible such intended benefits for the Employee in the context of a Pooling Transaction.

     IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the day and year first above written.

                               COMPANY:

                               HS RESOURCES, INC., a Delaware corporation



                               By:_________________________________________
                                       Nicholas J. Sutton
                                       Chief Executive Officer and Chairman



                               EMPLOYEE:



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